Huntington,  W. Va.   July , 2009

Energy Services of America Corporation Announces results for the three months and nine months ended June 30,2009 Energy Services of America (ESA) announced today that the company had a net income of $588,463 for the three months ended June 30, 2009 compared to net income of $178,109 for the same period in 2008. The increase in third quarter results reflects the company's execution of its original plan which was slowed down significantly by the severe recession the country is experiencing. The difficult economic environment during the past nine months resulted in the Company incurring a loss for the nine months ended June 30, 2009 of $4,474,088 compared to a profit of $717,619 for the prior year for the same nine month period.

Energy Services began as an operating company on August 15, 2008. A summary of the Company's net income performance since that time is as follows:

August 15-September 30, 2008                         $2,055,722

Quarter ended December 31, 2008                      (2,194,509)

Quarter ended March 31, 2009                         (2,868,042)

Quarter ended June 30, 2009                             588,463

Cumulative performance since August 15, 2008        ($2,418,366)

As was noted in our previous report on form 10-Q for the quarter ended December 31, 2008, our ST Pipeline subsidiary experienced significant losses on two jobs. These losses were due to unusual circumstances and were felt to be non recurring in nature. The net of tax losses on those two jobs amounted to $1,932,383. Accordingly, excluding those two jobs, the Company would have had net loss of $485,983 for the period from August 15, 2008 to June 30, 2009. While this performance certainly is not at the levels hoped for by management, given the severe recession, the performance is understandable and manageable.

 Marshall T. Reynolds, Chairman and Chief Executive Officer, noted that he was pleased to show positive earnings for the quarter. "Given the economic uncertainties that have plagued the entire market, we are pleased to see a turnaround in the business of Energy Services. Further, we continue to see signs of improvement with a backlog currently of almost $50 million and numerous projects coming out for bid for both the remainder of 2009 and for 2010. We are very encouraged that current work levels and apparent work levels for 2010 look very strong."

  Edsel R. Burns, president of ESA echoed Mr. Reynolds comments. "The uncertain economic conditions have severely impacted 2009. However, with the current quarter improvement, our current backlog levels and the volumes of projects being bid for 2010, we are very encouraged. On a combined basis, the various subsidiaries currently have bids on projects submitted of over $200 million for primarily 2010 fiscal year work. While no assurances can be given that we will be awarded any of these projects, the fact that there is that level of projects
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already out for bid for 2010 is extremely encouraging." Key information at June
30, 2009 was as follows:

                     Energy Services of America Corporation
                            Key Financial Information

                                          Three Months        Three Months      Nine Months         Nine Months
                                              Ended              Ended               Ended              Ended
                                            June 30,            June 30,           June 30,           June 30,
                                              2009                2008               2009               2008
Actual

Revenues                                     $24,795,918     $        -          $77,419,585                -

Net Income (loss)                               $588,463           $178,109      $(4,474,088)        $717,619

Earnings (loss) Per Share-Basic                    $0.05              $0.02      $     (0.37)        $   0.07

Earnings (loss) Per Share-Diluted                  $0.05              $0.01      $     (0.37)        $   0.05

Other information
Shares Outstanding                            12,092,307
Total Assets                                 $97,539,711
Total Liabilities                            $41,756,582
Total Equity                                 $55,783,129
Stated Book Value per Share                        $4.61
Backlog at June 30 , 2009                    $49,621,000


Certain Statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.